Shareholder Relations INVESTOR RELATIONS CORPORATE DEVELOPMENT
1569 Parkview Drive, Santa Clara, UT 84765 435.634.8018 - general office 435.680.1752 - direct laurieroop@hotmail.com - email laurie@shareholder-relations.net - email

FINANCIAL CONSULTING AGREEMENT

TO:	Mr. Dwight Babcock, COB and CEO
AT:	IsoRay Medical
ADDRESS:	6464 East Grant Road
Suite 250
Tucson, AZ 85715
PHONE:	520.298.3360
FAX:	520.296.7948
FOR:	Financial Consulting
DATE:	August 1, 2011

QUALIFICATIONS - Shareholder Relations, an investor relations firm established in 1988, has represented well over 90 companies in 20 industries. The firm's associates have over 100 years of combined experience in various aspects of the securities industry - including retail and institutional sales, sales management, operations, trading, corporate finance and syndication. In this business of shortterm-oriented projects, Shareholder Relations represented one company for seven years, two others for four years and average's a two-and-one-half-year association with its clientele. Shareholder Relations runs cost-effective, pragmatic investor relations campaigns designed to raise investor awareness and broaden the shareholder base. Our financial professionals also offer corporate development services, including mergers and acquisitions, and introductions to a wide variety of funding sources for private and public financings, syndication assistance with such financings and marketplace sponsorship.

TASKS: Shareholder Relations (the "Consultant"), understands that IsoRay Medical ("ISR"), or (the "Client"), wishes to widen ownership in their common stock via a broader audience mix within retail brokers, individual investors and, at a point subsequent, through institutional/managed funds. It is mutually understood that ISR would like Shareholder Relations to assist in all aforementioned tasks as much as is reasonably, and lawfully possible. Furthermore, it is mutually understood that the Client would like the Consultant's assistance with other investor relations-related tasks, and, potentially, those falling under the guidelines of general corporate development.

Services to Be Rendered By Shareholder Relations

The parties to this Agreement are Shareholder Relations (the "Consultant"), a Utah sole proprietorship, and IsoRay Medical (the "Client"), a Minnesota Corporation. This Agreement shall be nonexclusive.

Corporate Development and Related Assistance Program

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  Shareholder Relations, through its database of investment banking firms, institutional investors and others as related, will assist the Client/Client's Investment Banker, on a best-efforts basis, in completing its various fundings and 'over subscribing' said fundings, thus adding to after-market interest, when and if needed/as Client requests said assistance.

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As well, and with the Client's approval, Shareholder Relations will arrange for due diligence meetings - some one-on-one, others to be held in group format - in certain select cities where the Client has not met with members of the financial industry and/or wherein the Client feels that more attention to the offering(s) is warranted. In these instances, the Consultant may accompany the Client/Client's representative(s); in others, the Client will not be present. As the Consultant will constantly strive to maintain a cost-conscious work ethic for the benefit of ISR, Shareholder Relations feels their presence is not always necessary.

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Should, upon discussion with the Client, and obtaining the Client's agreement, the Consultant may, from time to time, and during any funding process, assist the Client in creating or simply supplementing materials related to ISR for presentation during due diligence and related meetings.

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Other tasks as related to Corporate Development such as assistance with building the Advisory Board; making recommendations for Board of Director's; M&A assistance and all other tasks as related, ONLY as requested by ISR in writing and per addendum to this Agreement.

Investor Relations Program

Upon completion of a proper investor relations audit for ISR, and to be completed on- site at the Company's Redmond, WA headquarters and by two of Consultants representatives, the Consultant would offer a written investor relations-related (IR) audit to ISR. (Consultant also considers this audit to cover regulatory-required due diligence as well as the IR audit, and whereby Consultant will perform other tasks related such as taking certain digital photography to be utilized in collateral materials, etc.)

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Shareholder Relations will assist the Client in producing a two-page Corporate Overview, similar to the Executive Summary's details as offered below; the Overview will be updated per the Client's core operational and publicly held entity's developments, as placed in the public domain

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Should the Client and Consultant determine further requirement for the following,    more detailed collateral piece, known as an Executive Summary, same would be produced per Addendum to this Agreement: Shareholder Relations will assist the Client in producing an Executive Summary, consisting of approximately 2,000 — 2,500+ words. This Summary will be suitable for distribution to stockbrokers, institutional funds and individual investors; as well as financial and industry- related media, in the format widely recognized and commonly used by Shareholder Relations throughout the preceding 20+ years.

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Shareholder Relations will also assist in the production and distribution of what would become a Company-issued basic broker/investor package and other various written materials for use within the financial and media communities and the Client's individual investors; others as called for.

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Shareholder Relations shall devote time each market day, as is reasonably possible, calling on existing investors, brokers and media members, as well as new-to-the-Company brokers, fund managers and other interested parties to tell the Client's story or offering follow up assistance. The time devoted to outgoing calls will vary beginning with primarily outgoing calls to build upon the audience, and eventually reverting to primarily answering query calls as the audience builds over time. Please note, however, that the process of adding new-to-the-Company investment interest is ongoing, as will be the Consultant's efforts at assisting in a variety of other tasks for the Client's benefit.

•	Plus, follow up to:
o	1) Determine retail broker, institutional, analytical, individual investor and other interest after they review the materials we send;
o	2) Determine what additional materials said party requires;
o	3) Determine how much buying the party , or is, inclined to do;
o	4) Further assist retail brokers and help them refine their story to investors;
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5) Calls to the newly formed Client interested parties database with material press releases or new developments explaining the significance of the release(s) or development(s) to the broker and their investors; and

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6) Periodic calls (depending on the frequency of news releases — we believe that existing brokers should get a call at least monthly — many brokers will be called weekly depending on their interest level) to the brokers to create and continue top-of-mind awareness and help with broker pitches.

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Shareholder Relations will compose/review or edit investor relations-specific press releases for the Client through notes and/or financial reports provided by the Client. Shareholder Relations will also advise the Client as to best case distribution newswires. Consultant suggests that Client use Business Wire for all of their press release needs. Shareholder Relations will ensure that the Client is advised of best practices for release content and distribution, especially according to the prevailing regulatory agencies. (Ex. US Securities and Exchange Commission's Regulation FD).

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Shareholder Relations, at Client's request, will set-up, introduce management, and monitor each conference call for the Client's material events. Shareholder Relations will report to the Client with corresponding attendance records, and in accordance, perform follow-up contact.

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Shareholder Relations will email, and/or mail news releases, as they become available, to interested brokers, and other parties that are newly generated, or with which the Client asks us to communicate.

•	Consultant will assign one primary representative to field calls from existing brokers, institutional fund managers, individual investors, analysts and members of the media.
•	Consultant will perform all follow-up communications to the same group.
•	Compose, update and disseminate Client fact sheets on an as-needed basis.

•	Organize due diligence meetings, if, and as needed; this activity would require an addendum to this Agreement, unless said meetings would be set-up on a one- on-one basis only.
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Shareholder Relations will, from time to time, work to initiate news coverage from trade and/or mass media-based publications as applicable to the Client's business, and as approved by the Client and/or work with any existing public relations consultant(s) that the Client may have under contract.

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Shareholder Relations will assist the Client in maintaining its web site's investor relations and related pages only by submitting suggested improvements thereto, and only to Mr. Dwight Babcock; work as related and directly with the Client's web master would require a written agreement by Client and approved by Mr. Dwight Babcock.

•	Shareholder Relations will monitor web-based financial message boards; related blogging sites, etc., and report to Client as to any seriously disturbing input thereof.
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Shareholder Relations will create an electronic clipping file as related to the Client's core industry. It will be received twice daily and reviewed in kind. Any news of urgent relevance will be forwarded to the Client's designated member(s) of management via email, and in a timely manner; some news clippings, or quotes taken from the media, and as properly utilized, may be used in investor packages.

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As the following frequently becomes a natural part of our day-to-day Investor Relations' work, Shareholder Relations will gladly assist the Client in a variety of corporate development related activities. Such activities shall be defined as, among other actions, and only as agreed upon with Client's management: seeking acquisition candidates, performing an initial but thorough due diligence on same, making written presentation to Client's management of same, arrange for meeting(s) between Client's management and that of the candidates; assisting in building out a suitable advisory board; assisting in acquiring any additional funding, whether equity or debt. Other corporate development consulting tasks as required (Please see the Corporate Development Program information as listed above and any contractual requirements as related.)

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Other tasks, to be determined, as Consultant's work progresses, and as mutually agreed upon by Client and Consultant, some, if not most of which, would be handled in writing only, and via email acceptable, as certain tasks would require substantial, additional time and, therefore, labor on the part of Consultant, and compensation for the Consultant on the part of the Client.

Remuneration
1)	A payment of $1,000, to be paid at the execution of this Agreement, which will be used as a pre-payment of minor expenses which will be billed to, and paid by, the Client, each month.
2)	Plus, a base fee of $5,000 per month, to be paid by the fifteenth (15th), of each month, essentially in advance of the month's work.
3)
Expenses for printing, postage, copying, overnight courier services, certain phone and conference call charges, any required travel and entertainment expenses (including airfares, ground transportation, lodging and meals). Individual expenses greater than $300 per month will be pre-approved by Mr. Dwight Babcock, or his designated representative.
Please note: Web casting/conference call accounts (for earnings reports or emergency conference calls to the general public) and Business Wire accounts MUST be set-up and paid directly by the Client. The Client also agrees to provide Consultant with account privileges, e.g. Business Wire for press release distribution.

4)	Expenses are billed in arrears at the end of each month and prompt payment is expected.
5)
Certain other expenditures will be billed directly/paid in advance as per need for Client-related activities such as airfares, hotel rooms (upon check in) and other costs associated with travel, such as the initial Investor Relations Audit/due diligence meeting to be performed at the Client's WA-based headquarters, and others as related.

6)
ISR will also grant the Consultant an equity position in the Company to consist of not less than 15,000 warrants to purchase Client's common shares at a basis of $1.10 per warrant, equal to the closing price of the Client's common stock on the date of execution of this Agreement; warrants will be immediately vested upon mutual execution of this Agreement and said warrants will be issued on a cashless exercise basis. It is mutually agreed that said warrants will be issued as per Consultant's written request, following the mutual execution of this Agreement, and as follows: 7,000 warrants assigned to Mr.Elwayne Hafen, 7,000 to Ms. Laurie S. Roop and 1,000 to Mr. John Lefebvre.

Code of Conduct / Ethics
1	Shareholder Relations will maintain the highest possible standards and will obey all rules and regulations of the securities markets.
2	Client agrees to hold Shareholder Relations harmless for any and all misstatements made by Client and subsequently conveyed to the financial community by Shareholder Relations.
3	Client agrees to nominate a person within their organization to act as a point person for the Client and to convey a consistent message to Shareholder Relations.
4	Client agrees to give an accurate summary of prior Investor Relations activities.
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In the event that the Client is using Shareholder Relations to seek funding, Client will inform Shareholder Relations of all prior contacts that have been approached for funding and what the outcome or status of each contact has been.

6	Client will make every effort to inform Shareholder Relations of any new contacts for funding made within a 24-hour period, and keep Shareholder Relations current on all developments.
7	Shareholder Relations agrees to keep information given to it by Client confidential when the Client has specifically mentioned that the content is confidential.
8	Client agrees to abide by the highest standards with respect to ethical behavior.
9	Client agrees not to mention to any outside sources those to whom Shareholder Relations has introduced to the Client.
10	Client will not knowingly misrepresent or exaggerate any information about itself to Shareholder Relations.
11	Client agrees to give timely notice to Shareholder Relations of any material change in the financial (or other) condition of the Client Company.

12	Client agrees to make itself available for all meetings and phone conferences arranged by Shareholder Relations, and in a timely manner.
13	Client agrees to always return the calls and/or emailed messages from Shareholder Relations in a timely fashion.

ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement of the parties and any prior discussions, warranties, representation, understandings, or agreements are merged herein and bound hereby.

SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of, and responsibilities hereunder shall bind, the parties, their successors, heirs, and assigns.

NO AMENDMENT

This Agreement may not be amended except by a written, signed document by both parties.

TERM
For billing purposes, the beginning of this Agreement shall be August 1, 2011, although it has been mutually agreed that monthly payments will be made on, or as close to the 15th of each month as possible, and in accordance with the Client's typical pay cycle. The term of this Agreement shall be for six (6) months. Near the end of this Agreement's six-month term, both parties to this Agreement will consent to discussion for, and concerning, a mutually agreed upon Amendment to the "Tasks" and "Remuneration" sections of this Agreement, thereby considering a renewal, so to speak, of a working Agreement between both parties for a time period to-be-determined. Any disputes arising out of this Agreement shall be settled in Maricopa County, the state of Arizona.

PLEASE NOTE: Important correspondence, news items and Company checks shall be sent via Federal Express (brand name only) overnight courier. All cash fees are to be paid via Company bank check. Should Client make the decision to commence payments via wire transfer, please inquire as to bank wire instructions, and same will gladly be provided. Thank you.

If this Agreement meets with your approval, please indicate by executing a copy of this Agreement and returning a copy with an original signature as soon as possible. Subsequently. please forward a check in the amount agreed upon (in this case, and in accordance with this Agreement's beginning expense allowance and first month's fee, a total of $6,000.00, due and payable on August 15, 2011, made payable to the order of Laurie S. Roop. Thank you.

Accepted by:

/s/ Dwight Babcock 8/1/2011	/s/ Laurie S. Roop 8/2/2011_
Dwight Babcock -Dated	Laurie S. Roop -Dated
COB and CEO	President
IsoRay Medical	Shareholder Relations